Exhibit 99.11

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

Aralez Pharmaceuticals Inc. (the “Company”) has granted you an award of Restricted Stock Units (“Award”) of the Company under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”).  The terms of the grant are set forth in the attached Restricted Stock Unit Award Agreement (the “Agreement”).  The following provides a summary of the key terms of the Award; however, you should read the entire Agreement along with the terms of the Plan, to fully understand the Award.

SUMMARY OF GRANT

Director:	[ ]

Date of Grant:	[ ]

Vesting Schedule:	[ ]

Number of Restricted Stock Units:	[ ]

The above is a summary description of certain provisions of the Agreement and is not intended to be complete.  In the event any aspect of this summary conflicts with the terms of the Agreement, the terms of the Agreement shall govern.

Director Acceptance:

By signing the acknowledgement below, the Director agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Grant and accepts the restricted stock unit grant in accordance with the terms of this Summary of Grant, the Agreement and the Plan.  The Director will accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan, this Summary of Grant or the Agreement.

Director:

Date:

2

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of the Date of Grant set forth on the Summary of Grant (the “Date of Grant”), is delivered by Aralez Pharmaceuticals Inc. (the “Company”) to the individual whose name is set forth on the Summary of Grant (the “Director”).

RECITALS

A.                                    The Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”) provides for the grant of stock-based awards with respect to Common Shares of the Company, in accordance with the terms and conditions of the Plan. The Company has decided to make a Restricted Stock Unit award as consideration for the services to be provided by the Director.

B.                                    The terms and conditions of the Restricted Stock Units should be construed and interpreted in accordance with the terms and conditions of this Agreement and the Plan. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors of the Company (the “Board”) (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan (the “Committee”). The Committee may delegate authority to one or more subcommittees as it deems appropriate.  If a subcommittee is appointed, all references in this Agreement to the “Committee” shall be deemed to refer to the committee. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any of its Subsidiaries where applicable.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.                                      Grant of Restricted Stock Units.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby awards to the Director the number of Restricted Stock Units (as defined in the Plan) set forth on the Summary of Grant.  The Director accepts the Restricted Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the award. Each vested Restricted Stock Unit entitles the Director to receive one Common Share, as described in Paragraph 2 below.

2.                                      Vesting of Award/Payment of Shares.

(a)                                 The Restricted Stock Units shall vest according to the vesting schedule set forth on the Summary of Grant, provided that the Director continues to provide service to the Company (or one of its Subsidiaries) from the Date of Grant until the applicable vesting date (each, a “Vesting Date”).

(b)                                 The number of Restricted Stock Units that will vest on any Vesting Date shall be rounded to the nearest whole number. If and when the Restricted Stock Units vest, the Company will issue to the Director one Common Share for each Restricted Stock Unit that has vested. The Restricted Stock Units shall cease to be outstanding upon such issuance of shares and cash, as applicable.

(c)                                  Unless otherwise provided in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, the Director shall forfeit the unvested Restricted Stock Units in the event the Director ceases to provide service to the Company (or one of its Subsidiaries) prior to the Vesting Date.

3.                                      Dividend Equivalents.  On each dividend payment date for each cash dividend on the Common Shares, the Company will automatically grant the Director additional Restricted Stock Units.  All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested Restricted Stock Units to which they are related.  The number of Restricted Stock Units to be credited shall equal the quotient, rounded to such fraction as may be determined by the Committee, determined by dividing (a) by (b), where “(a)” is the product of (i) the cash dividend payable per Common Share, multiplied by (ii) the number of unvested Restricted Stock Units held by the Director as of the record date, and “(b)” is the Fair Market Value of a Common Share on the dividend payment date.  If the Director’s vested Restricted Stock Units have been settled after the record date but prior to the dividend payment date, any Restricted Stock Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Accrued dividends attributed to Restricted Stock Units that are forfeited shall also be forfeited. No fractional units shall be credited to the Director’s account.

4.                                      No Stockholder Rights Prior to Settlement; Issuance of Certificates. The Director shall have no rights as a stockholder with respect to any Common Shares represented by the Restricted Stock Units until the date of issuance of the Common Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable.  Except as set forth in Section 3 or otherwise required by the Plan, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that Common Shares are issued.

5.                                      Withholding. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. On or before the time the Director receives a distribution of the shares subject to the Director’s Restricted Stock Units, or at any time thereafter as requested by the Company, the Director hereby authorizes any required withholding and/or otherwise agrees to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with the Director’s Restricted Stock Units (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Director’s Restricted Stock Units by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Director by the Company (or any of its Subsidiaries); (ii) causing the Director to tender a cash payment; or

(iii) permitting the Director to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Director irrevocably elects to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to deliver to the Director any Common Shares.  In the event the Company’s obligation to withhold arises prior to the Common Shares to the Director that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Director agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6.                                      Change in Control.  The provisions of the Plan applicable to a Change in Control (as described in Section 11 of the Plan) or other corporate transaction, shall apply to the Restricted Stock Units. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of the Restricted Stock Units where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

7.                                      Adjustments.  The provisions of the Plan applicable to adjustments (as described in Section 10 of the Plan) shall apply to the Restricted Stock Units.

8.                                      Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9.                                      No Right to Continued Service on the Board.  The grant of the Restricted Stock Units shall not confer upon the Director any right to be retained as a Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Director’s Continuous Service at any time.

10.                               Delivery Subject to Legal Requirements. The obligation of the Company to deliver stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

The issuance of shares to the Director pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States, or of any state or foreign jurisdiction having jurisdiction thereof.

11.                               Assignment and Transfers.  The rights and interests of the Director under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Director, by will or by the laws of descent and distribution.  In the event of any attempt by the Director to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Director, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Director’s consent.

12.                               Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

13.                               Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Director shall be addressed to such Director at the current address shown on the payroll of the Company, or to such other address as the Director may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or Canada Post Corporation, as applicable.

14.                               Section 409A.  This Agreement and the Restricted Stock Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code, as set forth in Treasury Regulation Section 1.409A-1(b)(4) or any successor provision, or to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement and the Restricted Stock Units shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code.  Each amount payable under this Agreement is designated as a separate identified payment for purposes of Section 409A of the Code.  The payment of dividend equivalents under Section 3 of this Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying Restricted Stock Units for purposes of Section 409A of the Code.

15.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

16.                               Complete Agreement.  Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Director.

17.                               Committee Authority.  By entering into this Agreement the Director agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Director, his or her beneficiaries and any other person having or claiming an interest in the Award.